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                     April 21, 2021

       Eli Kalif
       Executive Vice President, Chief Financial Officer
       Teva Pharmaceutical Industries Ltd
       5 Basel Street
       Petach Tikva
       Israel, 4951033

                                                        Re: Teva Pharmaceutical
Industries Ltd
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed on February
10, 2021
                                                            File No. 001-16174

       Dear Mr. Kalif:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences